INVESTMENT ADVISORY AGREEMENT

          INVESTMENT ADVISORY AGREEMENT (the "AGREEMENT") made as of this 11th day of September, 2015 by and between Winton Diversified Opportunities
Fund LTD (the "COMPANY"), a limited company incorporated in the Cayman Islands and wholly owned subsidiary of Winton Diversified Opportunities Fund (the "Fund," a Delaware statutory trust registered as a closed end investment management company under the Investment Company Act of 1940 (the "1940 Act")), and Winton Capital US LLC (the "ADVISER"), a Delaware limited liability company located at 375 Park Avenue, 36(th) Floor, New York, New York 10152.

                              W I T N E S S E T H

          WHEREAS, the Fund has established the Company for the purposes of facilitating the Fund's investment objectives and strategies as they relate to obtaining exposure to the investment returns of the global commodities markets;

          WHEREAS, the Adviser serves as the investment adviser to the Fund pursuant to an investment advisory agreement between the Adviser and the Fund dated September 11, 2015;

          WHEREAS, the Board of Directors (the "BOARD") of the Company has selected the Adviser to act as investment adviser to the Company and to provide certain related services, as more fully set forth below, and to perform such services under the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the Company and the Adviser do hereby agree as follows:

          1. DUTIES OF THE ADVISER. The Company employs the Adviser to manage the investment and reinvestment of its assets from time to time, and to continuously review and supervise the investment program of the Company, to determine in its discretion (where appropriate) the securities to be purchased or sold, to provide the Company's administrator (the "Administrator") and the Company with such records concerning the Adviser's activities which the Company reasonably requests, and to render such regular reports to the Administrator and to the Company's officers and Company concerning the Adviser's discharge of the foregoing responsibilities as they may respectively reasonably request.

The Company hereby constitutes and appoints the Adviser as the Company's true and lawful representative and attorney-in-fact, with full power of delegation (to any one or more sub-advisers) in the Company's name, place and stead, to make, execute, sign and acknowledge all agreements, contracts and other documentation; including, but not limited to, subscription agreements and ISDA agreements, and establish trading accounts on behalf of the Company as in the Adviser's judgment are necessary or desirable for the Adviser to implement the investment policies of the Company by purchasing, selling and redeeming its assets and placing orders for such purchases and sales.

The Adviser shall discharge the foregoing responsibilities subject to the control of the Board of Directors of the Company and in compliance with such policies as the Company may from time

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to time establish and notify in writing to the Adviser, the Articles of
Association, the Prospectus (as defined below) to the extent applicable to the Company, and applicable laws and regulations.

The Adviser accepts such employment and agrees, at its own expense, to render the services and to provide the office space, furnishings and equipment and the personnel required by it at its sole discretion to perform the services on the terms and for the compensation provided herein. The Adviser will not, however, pay for the cost of securities, commodities, and other investments (including brokerage commissions and other transaction charges, if any) purchased or sold for the Company.

          2. DELIVERY OF DOCUMENTS. The Company has furnished the Adviser with copies of each of the following:

          (a) The Company's Memorandum and Articles of Association (such Memorandum and Articles of Association, as in effect and from time to time amended, the "Articles of Association"); and

          (b) Prospectus(es) and Statement(s) of Additional Information of the Fund, as currently in effect and as amended or supplemented from time to time (referred to collectively as the "Prospectus").

          3. OTHER COVENANTS. The Adviser agrees that it:

          (a) will comply with all applicable Cayman Islands laws and rules and regulations of the Securities and Exchange Commission ("SEC" or "Commission") and all applicable laws and regulations that relate to the provision of its services pursuant to this Agreement;

          (b) will place orders pursuant to its investment determinations for the Company either directly with the issuer or with any broker or dealer, including futures commission merchants. In addition, the Adviser is authorized to allocate purchase and sale orders for portfolio securities to brokers or dealers that are affiliated with the Adviser or the Fund's principal underwriter if the Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will any securities of the Company be purchased from or sold to the Adviser, any sub-adviser, the Company's principal underwriter, or any affiliated person of either the Company, the Fund, the Adviser or the Company's principal underwriter acting as principal in the transaction, except to the extent permitted by the SEC and the 1940 Act.

          4. COMPENSATION OF THE ADVISER. The Adviser acknowledges that it receives compensation for performing advisory services for the Fund pursuant to a separate investment advisory agreement with the Fund and agrees to receive no additional compensation for rendering its services under this Agreement.

          5. REPORTS AND RECORDKEEPING. The Company and the Adviser agree to furnish to each other SUCH INFORMATION WITH REGARD TO THEIR AFFAIRS AS EACH MAY REASONABLY REQUEST.

          The Adviser shall not be responsible for the provision of administrative, bookkeeping or accounting services to the Fund or the Company, except as otherwise expressly provided herein.

          The Adviser shall maintain separate books and detailed records of all matters pertaining to Company assets advised by the Adviser, (other than those records being maintained by any administrator, custodian or transfer agent appointed by the Company) relating to its responsibilities provided hereunder with respect to the Company to the same extent and in the same manner as it does for the Fund, and shall preserve such records for the same periods and in the same manner as it does for the Fund (the "COMPANY BOOKS AND RECORDS"). The Company Books and Records shall be available to the Board promptly upon reasonable request, shall be delivered to the Company upon the termination of this Agreement and shall be available without undue delay during any day the Company and the Adviser is open for business.

          6. CUSTODY. Nothing in this Agreement shall permit the Adviser to take or receive physical possession of cash, securities or other investments of the Company.

          7. ALLOCATION OF CHARGES AND EXPENSES. The Adviser will bear its own costs of providing services hereunder. Other than as herein specifically indicated, the Adviser shall not be responsible for the Company's expenses, including brokerage and other expenses incurred in placing orders for the purchase and sale of investment instruments.

          8. REPRESENTATIONS, WARRANTIES AND COVENANTS.

          (a) PROPERLY REGISTERED. The Adviser is registered as an investment adviser under the Advisers Act, and will remain so registered for the duration of this Agreement. The Adviser is not prohibited by the Advisers Act or the 1940 Act from performing the services contemplated by this Agreement, and to the best knowledge of the Adviser, there is no proceeding or investigation that is reasonably likely to result in the Adviser being prohibited from performing the services contemplated by this Agreement. The Adviser agrees to promptly notify the Company of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser to an investment company. The Adviser is in compliance in all material respects with all applicable federal and state law in connection with its investment management operations.

          (b) ADV DISCLOSURE. The Adviser has provided the Fund with a copy of its Form ADV Part I as most recently filed with the SEC and its current Part II and will, promptly after filing any amendment to its Form ADV with the SEC updating its Part II, furnish a copy of such amendments or updates to the Company. The information contained in the Adviser's Form ADV does not contain any untrue statement of any material fact and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

          (c) FUND DISCLOSURE DOCUMENTS. The Adviser has reviewed, and will in the future review, the Fund's Memorandum and Articles of Association and the Fund's registration statement ("Registration Statement"), the Fund's annual or semi-annual reports to shareholders, other Fund reports filed with the Commission and any marketing materials of the Fund (collectively the "DISCLOSURE DOCUMENTS") and represents and warrants that, with respect to disclosures about the Adviser, the manner in which the Adviser manages the Company or information relating directly or indirectly to the Adviser, such Disclosure Documents contain or will contain, as at the date of the Adviser's review, no untrue statement of any material fact and will not omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

          (d) USE OF THE NAME "WINTON". Subject to the terms set forth in
Section 9 of this Agreement, the Company shall have the right to use the name "Winton". The Adviser is not aware of any threatened or existing actions, claims, litigation or proceedings that would adversely affect or prejudice the rights of the Adviser or the Company to use the name "Winton."

          (e) INSURANCE. The Adviser maintains an appropriate level of professional indemnity insurance and shall provide prior written notice to the Company (i) of any material changes in its insurance policies or insurance coverage; or (ii) if any material claims will be made on its insurance policies. Furthermore, the Adviser shall, upon reasonable request, provide the Company with any information it may reasonably require concerning the amount of or scope of such insurance.

          (f) NO DETRIMENTAL AGREEMENT. The Adviser represents and warrants that it has no arrangement or understanding with any party, other than the Company, that would adversely influence the decision of the Adviser with respect to its selection of securities for the Company, and that all selections shall be done in accordance with what is in the best interest of the Company.

          (g) CONFLICTS. The Adviser shall act honestly, in good faith and in the best interests of the Company including requiring any of its personnel with knowledge of Company activities to place the interest of the Company first, ahead of their own interests, in all personal trading scenarios that may involve a conflict of interest with the Company, consistent with its fiduciary duties under applicable law.

          (h) REPRESENTATIONS. The representations and warranties in this
Section 7 shall be deemed to be made on the date this Agreement is executed and at the time of delivery of the quarterly compliance report required by Section 3(a), whether or not specifically referenced in such report.

          9. THE NAME "WINTON". The Adviser grants to the Company a license to use the name "Winton" (together with any derivative or logo relating thereto, the "NAME") as part of the name of the Company. The foregoing authorization by the Adviser to the Company to use the Name as part of the name of the Company is not exclusive of the right of the Adviser itself to use, or to authorize others to use, the Name; the Company acknowledges and agrees that, as between the Company and the Adviser, the Adviser has the right to use, or authorize others to use, the Name. The Company shall (1) only use the Name in a manner consistent with uses approved by the Adviser; (2) use its best efforts to maintain the quality of the services offered using the Name; (3) adhere to such other specific quality control standards as the Adviser may from time to time promulgate. At the request of the Adviser, the Company will (a) submit to Adviser representative samples of any promotional materials using the Name; and (b) change the name of the Company, and cease to use any derivative or logo relating thereto, following the termination of this Agreement; provided, however, that the Company may continue to use beyond such date any supplies of prospectuses, marketing materials and similar documents that the Company had on the date of such name change, in quantities not exceeding those historically produced and used in connection with the Fund to the extent required to do so by applicable law.

          10. INDEPENDENT CONTRACTOR. In the performance of its duties hereunder, the Adviser is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Company in any way or otherwise be deemed to be an agent of the Company. If any occasion should arise in which the Adviser gives any advice to its clients concerning the shares of the Fund, the Adviser will act solely as investment counsel for such clients and not in any way on behalf of the Company.

          11. ASSIGNMENT AND AMENDMENTS. This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in section 2(a)(4) of the 1940 Act); provided that such termination shall not relieve any party of any liability incurred hereunder.

          This Agreement may not be added to or changed orally and may not be modified or rescinded except by way of an amendment in writing signed by the parties hereto and in accordance with the 1940 Act, when applicable.

          12. DURATION AND TERMINATION.

          This Agreement shall become effective as of the date executed and shall remain in full force and effect continually thereafter, subject to renewal as provided in Section 12(c) and unless terminated automatically as set forth in Section 11 hereof or until terminated as follows:

          (a) The Company may cause this Agreement to terminate either (i) by vote of its Board or (ii) with respect to the Fund, upon the affirmative vote of a majority of the outstanding voting securities of the Fund; or

          (b) The Adviser may at any time terminate this Agreement by not more than sixty (60) days' nor less than thirty (30) days' written notice delivered or mailed by registered mail, postage prepaid, to the Company; or

          (c) This Agreement shall automatically terminate two years from the date of its execution unless its renewal is specifically approved at least annually thereafter by (i) a majority vote of the Directors, including a majority vote of such Directors who are not interested persons of the Company or the Adviser, at a meeting called for the purpose of voting on such approval; or (ii) the vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Adviser may continue to serve hereunder as to the Fund in a manner consistent with the 1940 Act and the rules and regulations thereunder; and

          (d) Termination of this Agreement pursuant to this Section shall be without payment of any penalty.

          In the event of termination of this Agreement for any reason, the Adviser shall, immediately upon notice of termination or on such later date as may be specified in such notice, cease all activity on behalf of the Company and with respect to any of its assets, except as otherwise required by any fiduciary duties of the Adviser under applicable law. In addition, the Adviser shall deliver the Company Books and Records to the Company by such means and in accordance with such schedule as the Company shall direct and shall otherwise cooperate, as reasonably directed by the Company, in the transition of portfolio asset management to any successor of the Adviser.

          13. CERTAIN DEFINITIONS. For the purposes of this Agreement:

          (a) "Affirmative vote of a majority of the outstanding voting securities of the Fund" shall have the meaning as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

          (b) "Interested persons" and "Assignment" shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

          14. LIABILITY OF THE ADVISER.

          (a) The Adviser shall have responsibility for any breach of the representation and warranty in section 8(c) in respect of the Fund's Disclosure Documents.

          (b) The Adviser shall be liable to the Company for any loss (including reasonable transaction costs) incurred by the Company attributable to the Adviser's willful misfeasance, bad faith, gross negligence or its reckless disregard of its obligations hereunder as a result of any investment made by the Adviser in contravention of: (i) any investment policy, guideline or restriction set forth in the Articles of Association or Registration Statement or as approved by the Board from time to time and, in each case, previously agreed with the Adviser via Adviser's consent to file such Registration Statement; or
(ii) applicable law, (the investments described in this section (b) defined collectively as the "IMPROPER INVESTMENTS").

          (c) To the fullest extent permitted by applicable law, none of the Adviser, any affiliated person of the Adviser within the meaning of Section 2(a)(3) of the 1940 Act, nor any person who controls the Adviser within the meaning of Section 15 of the 1933 Act (each, an "ADVISER PARTY") shall be liable to the Company or the Fund for any losses, claims, damages, expenses or liabilities arising from any act or omission performed or omitted by it in connection with this Agreement or the Company's business or affairs except for any such losses, claims, damages, expenses or liabilities that result directly from such Adviser Party's willful misfeasance, bad faith or gross negligence or reckless disregard of the Adviser's obligations hereunder.

           (d) The Adviser shall indemnify and hold harmless the Company, each affiliated person of the Company within the meaning of Section 2(a)(3) of the 1940 Act, and each person who controls the Company within the meaning of
Section 15 of the 1933 Act (any such person, an "ADVISER INDEMNIFIED PARTY") against any and all losses, claims, damages, expenses or liabilities (including the reasonable cost of investigating and defending any alleged loss, claim, damage, expense or liability and reasonable counsel fees incurred in connection therewith) to which any such person may become subject under the 1933 Act, the 1934 Act, the 1940 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, expenses or liabilities (or actions in respect thereof) arise out of or are based upon:
(i) any Improper Investment; or (ii) any breach by the Adviser of the representations and warranty in Section 8(c) provided, however, that the Adviser Indemnified Parties shall not be indemnified for any liability or expenses to which such Adviser Indemnified Party would otherwise be subject by reason of such Adviser Indemnified Party's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder.

          15. CONFIDENTIALITY. Neither party will disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement or as reasonably required to execute transactions on behalf of the Company or as otherwise required by applicable law or regulation, and each party will keep confidential any non-public information obtained directly as a result of this relationship, and such party shall disclose such non-public information only if the other party authorized such disclosure by prior written consent, or if such information is or hereafter otherwise is known by such party or has been disclosed, directly or indirectly, by the other party to others, or becomes ascertainable from public or published information or trade sources, or if such disclosure is expressly required or requested by applicable regulatory authorities, or to the extent such disclosure is reasonably required by auditors or attorneys of such party in connection with the performance of their professional services or as may otherwise be contemplated by this Agreement. Neither party shall disclose information regarding the Company's trading history, portfolio holdings, performance information or any other related information to any third-party, except in compliance with the Company's policies on disclosure of portfolio holdings or as required by applicable law or regulation.

          16. NON-EXCLUSIVITY. The services furnished by the Adviser under this Agreement are not to be deemed exclusive, and except as the Adviser may otherwise agree in writing, the Adviser shall be free to furnish similar services to others. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

          17. CHANGE IN THE ADVISER'S OWNERSHIP. The Adviser agrees that it shall notify the Company of any anticipated or otherwise reasonably foreseeable change in the ownership of the Adviser within a reasonable time prior to such change being effected.

          18. ENFORCEABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

          19. LIMITATION OF LIABILITY. The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever shall be satisfied solely out of the assets of the Fund and the Company and that no Director, officer or holder of shares of the Company shall be personally liable for any of the foregoing liabilities.

          20. JURISDICTION. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York and the Adviser consents to the jurisdiction of courts, both state or federal, in the State of New York, with respect to any dispute under this Agreement.

          21. PARAGRAPH HEADINGS. The headings of paragraphs contained in this Agreement are provided for convenience only, form no part of this Agreement and shall not affect its construction.

          22. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Agreement may be communicated by electronic transmission (which shall include facsimile or email) and shall be binding upon the parties so transmitting their signatures.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date first above written.

                                   WINTON DIVERSIFIED OPPORTUNITIES FUND LTD

                                        By:    /s/ Michael Beattie
                                        Name:  Michael Beattie
                                        Title: President

                                   WINTON CAPITAL US LLC

                                         By:    /s/ Brigid Rentoul
                                         Name:  Brigid Rentoul
                                         Title: Director of Winton Capital Group
                                                Limited, Sole member of Winton
                                                Capital US LLC